Exhibit 10(a)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 16, 2009, relating to the financial statements of The Prudential Discovery Premier Group Variable Contract Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 3, 2009, relating to the consolidated financial statements of The Prudential Insurance Company of America and its subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 23, 2009